Exhibit A-3

El Salvador Facilities

Ownership is 100% unless otherwise specified

Duke Energy Corporation

Duke Capital LLC

PanEnergy Corp

DESI

DEA

DEI

DEG — TEB

DEG 90.8% — TEB 9.2%

DEILA

DEI El Salvador – Bermuda

99.99%

DEI El Salvador Investments No. 1

90.34%

DEI – El Salvador